UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2017

Transgenomic, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-36439 (Commission File Number)	91-1789357 (IRS Employer Identification No.)

12323 Emmit Street, Omaha, NE 68164

(Address of Principal Executive Offices) (Zip Code)

(402) 452-5400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Merger Agreement

As previously reported on October 13, 2016, Transgenomic, Inc. (“Transgenomic”), New Haven Labs Inc., a wholly-owned subsidiary of Transgenomic (“Merger Sub”), and Precipio Diagnostics, LLC (“Precipio”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Precipio will become a wholly-owned subsidiary of Transgenomic (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement. Following the Merger, Transgenomic will change its name to Precipio, Inc. (“New Precipio”).

On February 2, 2017, Transgenomic, Merger Sub and Precipio entered into a First Amendment to Agreement and Plan of Merger (the “Merger Agreement Amendment”) which provided for, among other things, the following: (a) the authorization of a line of credit up to $250,000 provided by Precipio to Transgenomic pursuant to an unsecured promissory note (as discussed below); (b) the revision of the exchange ratio set forth in the Merger Agreement to provide that issued and outstanding common units of Precipio prior to the effective time of the Merger will be converted into the right to receive an amount of shares of New Precipio common stock (“New Precipio common stock”) equal to 80% of the issued and outstanding shares of New Precipio common stock (not taking into account the issuance of shares of convertible preferred stock of New Precipio (“New Precipio preferred stock”) in the Merger or related private placement); (c) the waiver as a condition to the closing of the Merger of the continual listing of the existing shares of Transgenomic’s common stock on the NASDAQ Capital Market; (d) the extension of the deadline pursuant to which a “shelf” registration statement on Form S-3 or other appropriate form is required to be filed by New Precipio with the Securities Exchange Commission to June 1, 2017; (e) the authorization for certain indebtedness of New Precipio to remain outstanding as of the effective date of the Merger; (f) the authorization of certain actions taken by each of Transgenomic and Precipio since the date the Merger Agreement; and (g) the removal from the Merger Agreement of certain conditions to closing of the Merger.

When the Merger is completed, (i) the outstanding common units of Precipio will be converted into the right to receive approximately 160.6 million shares of New Precipio common stock, together with cash in lieu of fractional units, which will result in Precipio common unit holders owning approximately 53% of the issued and outstanding shares of New Precipio common stock on a fully diluted basis, taking into account the issuance of shares of New Precipio preferred stock in the Merger and the related private placement as discussed below (the “fully diluted New Precipio common stock”) and (ii) the outstanding preferred units of Precipio will be converted into the right to receive approximately 24.1 million shares of New Precipio preferred stock with an aggregate face amount equal to $3 million (based upon the purchase price of the new preferred stock of New Precipio in the new preferred stock financing), which will result in the Precipio preferred unit holders owning approximately 8% of the fully diluted New Precipio common stock.

In connection with the Merger, at the effective time of the Merger, in addition to the New Precipio preferred stock to be issued to holders of preferred units of Precipio, New Precipio also will issue shares of New Precipio preferred stock and New Precipio common stock in a related private placement, whereby:

•	Holders of certain secured indebtedness of Transgenomic will receive in exchange for such indebtedness, approximately 24.1 million shares of New Precipio preferred stock in an amount equal to $3 million, which represents approximately 8% of the fully diluted New Precipio common stock, and approximately 9.8 million shares of New Precipio common stock, which represents approximately 3% of the fully diluted New Precipio common stock; and

•	New Precipio will issue for cash up to approximately 56.2 million shares of New Precipio preferred stock for $7 million to investors in a private placement, which represents approximately 18% of the fully diluted New Precipio common stock.

The foregoing description of the Merger Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement Amendment, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment to Loan Agreement

On February 2, 2017, Transgenomic entered into the Termination and Tenth Amendment (the “Loan Agreement Amendment”) to its Loan and Security Agreement, dated March 13, 2013, with Third Security Senior Staff 2008 LLC, as administrative agent and a lender, and the other lenders party thereto (collectively, the “Lenders”), as amended, for a revolving line of credit and a term loan (as so amended, the “Loan Agreement”). The Loan Agreement Amendment, among other things, (i) provides that the Lenders will waive specified events of default under the terms of the Loan Agreement until the effective time of the Merger (or the termination of the Merger Agreement in accordance with its terms), (ii) provides for the conversion of all outstanding indebtedness owed to the Lenders under the Loan Agreement (the “Outstanding Indebtedness”) into shares of Transgenomic common stock and preferred stock (collectively, the “Conversion Shares”) effective as of the closing date of the Merger and (iii) the termination of the Loan Documents (as defined in the Loan Agreement) and the termination and release of all security interests and liens of the Lenders in the Collateral (as defined in the Loan Agreement) in each case immediately following the conversion of the Outstanding Indebtedness into Conversion Shares.

The effectiveness of certain provisions in the Loan Agreement Amendment, including provisions relating to conversion of the Conversion Shares and termination of the Loan Documents, is conditioned on, among other things, the consummation of the Merger, and, in the event that the Merger is not consummated, these provisions in the Loan Agreement Amendment will terminate.

As noted above, in connection with the Loan Agreement Amendment, the Lenders have agreed to convert the outstanding principal and accrued interest under the Loan Agreement into (i) approximately 9.8 million shares of New Precipio common stock immediately prior to the effectiveness of the Merger at a price equal to $0.50 per share and (ii) 24.1 million shares of New Precipio preferred stock. As of December 31, 2016, the outstanding amount owed under the Loan Agreement was $7.243 million of principal and $556,642 of accrued interest. The issuance of the Conversion Shares is subject to the approval of the Transgenomic stockholders in accordance with NASDAQ Capital Market listing rules.

The Lenders are affiliates of Third Security, LLC, whose affiliates hold more than 10% of the outstanding voting stock of Transgenomic. Additionally, Doit L. Koppler II, a director of the Company, is affiliated with Third Security, LLC and its affiliates.

The foregoing description of the Loan Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Promissory Note

As noted above, in connection with the Merger, Precipio and Transgenomic entered into a promissory note (the “Note”), dated February 2, 2017, pursuant to which Precipio agreed to offer a line of credit to Transgenomic up to a principal sum of $250,000. All outstanding amounts under the Note accrue interest at a rate of 10% per annum and are due and payable upon the earlier to occur of (a) the date that is 90 days following the date of the Note or (b) the closing of the Merger (the “Maturity Date”). Any amounts outstanding under the Note on the earliest of (x) the occurrence of an Event of Default (as defined in the Note) and the passage of any applicable cure period or (y) ten days after the Maturity Date, to the extent permitted by applicable law, will accrue interest at a rate of 12% per annum, compounded daily.

The foregoing description of the Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Note, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Amendment to Loan Agreement

The information disclosed under the heading “Amendment to Loan Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Promissory Note

The information disclosed under the heading “Promissory Note” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities

The information disclosed under the headings “Amendment to Merger Agreement” and “Amendment to Loan Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Certain statements in this Current Report on Form 8-K constitute “forward-looking statements” of the Company within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in the Company’s filings with the SEC, including in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on April 14, 2016, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the SEC on November 14, 2016. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this Current Report on Form 8-K. All information in this Current Report on Form 8-K is as of the date of this report and the Company does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2017

Transgenomic, Inc.

By:	/s/ Paul Kinnon
Paul Kinnon
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	First Amendment to Agreement and Plan of Merger, dated as of February 2, 2017, by and among Transgenomic, Inc., New Haven Labs Inc. and Precipio Diagnostics, LLC

10.1	Termination and Tenth Amendment to Loan and Security Agreement, dated as of February 2, 2017, by and among Third Security Senior Staff 2008 LLC, as administrative agent and a lender, the other lenders party thereto and Transgenomic, Inc.

10.2	Promissory Note, dated February 2, 2017, between Transgenomic, Inc. and Precipio Diagnostics, LLC